Exhibit 8.1
June 25, 2008
Barclays plc,
1 Churchill Place,
London E14 5HP,
United Kingdom
Ladies and Gentlemen:
We have acted as United States tax counsel to Barclays plc (the “Company”) in connection with the registration of up to 266,000,000 ordinary shares of the Company, pursuant to the prospectus (the “Prospectus”) that forms a part of the registration statement on Form F-3 of the Company filed with the Securities and Exchange Commission on June 25, 2008 (the “Registration Statement”) to which this opinion is filed as an exhibit.
Based on the Prospectus that we have reviewed, we are of the opinion that the discussion under the heading “Tax Considerations — U.S. Tax Considerations” in the Prospectus constitutes an accurate summary of the matters set forth therein in all material respects, subject to the qualifications set forth therein.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

/s/ Sullivan and Cromwell LLP